Exhibit 21.1

BROAD STREET REALTY, INC.

List of Subsidiaries

Entity	Jurisdiction

Broad Street OP GP, LLC	Delaware
Broad Street Operating Partnership, LP	Delaware
Broad Street Realty, LLC	Maryland
Broad Street Realty Commercial Services, LLC	Delaware
Broad Street Eagles JV LLC	Delaware
Broad Street Ventures, LLC	Maryland
BSV Acquisitions LLC	Maryland
BSV Avondale LLC	Washington, DC
BSV Colonial Owner LLC	Virginia
BSV Coral Hills LLC	Maryland
BSV Crestview Square LLC	Maryland
BSV Cromwell Parent LLC	Maryland
BSC Cromwell Property LLC	Maryland
BSR Midtown Current LLC	Delaware
BSR Midtown Current Parent LLC	Delaware
BSV Greenwood Investors LLC	Delaware
BSV Greenwood Village LLC	Delaware
BSV Highlandtown LLC	Maryland
BSV Hollinswood LLC	Maryland
BSV Lamonticello Owner LLC	Virginia
BSV Lamar East LLC	Delaware
BSV Lamar West LLC	Delaware
BSV Lamont Investors LLC	Delaware
BSV Patrick Street LLC	Maryland
BSV Premier Brookhill LLC	Virginia
BSV West Broad Commons LLC	Virginia